CEO Employment Agreement
Between
U.S. Premium Beef, LLC
And
Stanley D. Linville
Employment Years   2013 – 2015

This Employment Agreement (“Agreement”) made effective as of the 28 day of January, 2013 (the “Effective Date”), is made by and between U.S. Premium Beef, LLC, a Delaware limited liability company (“USPB”), and Stanley D. Linville (“Chief Executive Officer” or “CEO”).

1.          Employment and Term of Agreement.

(a)      Employment.  USPB will employ CEO as the chief executive officer of USPB under this Agreement from the Effective Date until December 31, 2015 (the “Expiration Date”) or the date the employment is otherwise terminated as provided in this Agreement (“Termination Date”).

(b)      Term of Employment.  Employment of CEO under this Agreement starts on the Effective Date and continues until the Expiration Date or the Termination Date, whichever is earlier.  This Agreement continues until the payments under this Agreement have been made and the obligations have been discharged or fulfilled.  CEO’s employment will be annualized by calendar year in which the CEO is employed (year 2013, year 2014, year 2015).  For clarity: CEO’s employment terminates on the Expiration Date or the Termination Date, whichever is earlier; the compensation provisions under Section 3(a) through Section 3(h) terminate when the compensation has been paid; Section 5 continues until the payments under that section have been made which include payments under Section 5(d) continuing for 12 months after termination of CEO’s employment with USPB for USPB Noncompetition Payments; Section 6(a) [Noncompetition Agreement] continues until 12 months after termination of CEO’s employment with USPB; Sections 6(b) [Confidential Information] through Section 6(e) [Covenants], Section 7 [Indemnification] and Section 8 [Other Provisions] survive the Expiration Date or Termination Date.

2.         Location of Employment.  CEO’s principal place of employment shall be at the principal offices of USPB located in Kansas City, Missouri, or at another location as mutually agreed by USPB and CEO.

3.         Compensation.  CEO shall be paid compensation for services as provided in this Section 3.  All compensation paid under this Agreement will be paid to CEO less necessary deductions and withholdings.

(a)      Annual Salary.  CEO shall be paid by USPB a base annual salary of $300,000 for each employment year 2013, 2014, and 2015 during the term of CEO’s employment under this Agreement, pro-rated for partial years, payable on USPB’s normal payroll dates.

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2013-2015

(b)      Incentive Cap.  The compensation provided in Sections 3(c) [Annual Incentive], and 3(d) [Long-Term Incentive], and including any incentive compensation under Section 5 [Compensation Upon Termination] as it pertains to incentive compensation, specifically Section 5(a), clauses (3) and (4), and Section 5(c), clauses (3) and (4); shall be subject to a cumulative annual cap (referred to as “Incentive Cap”) pro-rated over the term of this Agreement not to exceed $450,000 per year averaged over the term (whether the term extends to the Expiration Date or through an earlier Termination Date),  provided, however, that for purposes of Section 5(c)) [Termination By USPB For Other Than Cause, Death or Disability or By CEO For Good Reason], the proration term shall extend through the Expiration Date.  For example, other than an earlier termination under Section 5(c), if employment under this Agreement is earlier terminated after two (2) years, the Incentive Cap would be $450,000 per year averaged over two (2) years or $900,000).  An example of the incentive compensation under Sections 3(c) and 3(d) is provided on Exhibit A.

(c)       Annual Incentive Plan.  In addition to CEO’s base Annual Salary, if CEO is employed by USPB on the last day of any employment year (except as otherwise provided in this Agreement), CEO shall be paid an annual incentive compensation, (“Annual Incentive”) equal to seventy-five one hundredths of a percent (0.75%) of the sum of the total financial benefits to USPB (“USPB Total Benefits”) that exceed $25,000,000.  USPB Total Benefits are: (1) audited fiscal year-end USPB earnings before tax; and (2) the USPB grid premiums which is the net sum of all USPB unitholder and associate grid premiums and discounts calculated through all USPB grids at all plants, taking into account all calculators including, but not limited to, base price, dressing percent, quality grade, outlier cattle, A/V, Natural, per head category premiums, and other specific categories, less the base price calculator excluding any set base price premium.  (Example, if 25 cents per cwt. is paid to a unitholder or associate for one head of cattle over the western Kansas reported USDA average, then 25 cents per cwt. times the weight of the head of cattle would be added to the net grid premium.)  This calculation shall be based on the actual cattle delivered by USPB unitholders and associates to National Beef Packing Company, LLC or its successor under the Cattle Purchase and Sale Agreement.  In no event shall the nondelivery penalties paid by members be included in the net sum of all USPB member grid premiums under clause (2) above.  The Annual Incentive is subject to the following:

(1)      Any Annual Incentive accruing with respect to an employment year 2013, 2014, or 2015, shall be payable, on or before the date (the “Annual Incentive Payment Date”) that is sixty (60) days following the end of the employment year or, ten (10) days following receipt by the USPB Board of Directors, of all completed financial statements that are relevant to the calculation of the Annual Incentive, whichever is later, but in no event later than April 15th of the calendar year first occurring after the end of the employment year.

(2)      For purposes of calculating any Annual Incentive under this 3(c), or any Long-Term Incentive under Section 3(d), USPB’s Total Benefits shall be determined by USPB’s accountants using generally accepted accounting principles consistently applied to the fiscal year.

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2013-2015

(d)      Long-Term Incentive Plan.  In addition to CEO’s base Annual Salary and Annual Incentive, CEO shall, (except as otherwise provided in this Agreement), if CEO is employed by USPB through December 31, 2015, CEO shall be paid long-term incentive compensation calculated as described below (referred to as “Long-Term Incentive”):

(1)      the Long-Term Incentive to be paid as a result of CEO’s employment on December 31, 2015 shall be equal to fifty one hundredths of a percent (0.50%) of the amount by which USPB’s Total Benefits from January 1, 2013 to December 31, 2015 exceed $75,000,000; and

(2)      any Long-Term Incentive accruing under this Agreement shall be payable, on or before the date (“Long-Term Incentive Payment Date”) that is sixty (60) days following December 31, 2015 or ten (10) days following receipt by USPB’s Board of Directors of all completed financial statements that are relevant to the calculation of the applicable Long-Term Incentive, whichever is later, but in no event later than April 15th of the calendar year first occurring after the end of the respective employment year.

(e)       Phantom Units Grant.  Effective as of the date of this Agreement, USPB shall grant CEO an additional 1,000 Class A and Class B Phantom Units under the existing Management Phantom Units Plan of USPB.

(g)      Other Benefits.  CEO shall be entitled to paid vacations, personal and sick days consistent with the policy of USPB.  CEO shall receive other compensation as approved by the Board of Directors and shall participate in all fringe benefits approved by the Board of Directors (including, without limitation, group medical, life, disability and accidental death and dismemberment insurance) and benefit plans which shall be available from time to time to management employees of USPB.

(h)      Reimbursement Of Business Expenses.  During his employment under this Agreement, CEO shall also be reimbursed by USPB within 60 days after the expense is incurred for reasonable business expenses actually incurred or services provided under this Agreement, upon presentation of expense statements or other supporting information.

4.         Termination.

(a)      Termination Upon Permanent Disability.  The employment of CEO may be terminated by USPB on at least thirty (30) days prior written notice if the Board of Directors determines that the CEO has become permanently disabled.  CEO shall be deemed to be “permanently disabled,” as used in this Section, if CEO has been substantially unable to discharge his duties and obligations under this Agreement by reason of illness, accident, or disability for a period of 180 days in any twelve-month period.  Any disputes concerning the nature or extent of CEO’s disability will be determined by a neutral physician at the expense of USPB.

(b)      Termination Upon Death.  The employment of CEO shall automatically terminate on the date of CEO’s death.

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2013-2015

(c)       Termination For Cause.  The employment of CEO may be terminated immediately by USPB for cause upon written notice from the Chair of the Board of Directors to the CEO after a Board determination that cause for termination exists as provided in this paragraph.  The written notice shall provide reasonable detail regarding the basis for the termination decision.  USPB shall have “cause” to terminate CEO, as used in this Subsection, only if CEO has, and the Board of Directors has determined by resolution that CEO has:

(1)      refused or failed, after reasonable written notice that the refusal or failure would constitute a default under this Agreement, to carry out any reasonable and material order of the Board of Directors given to him in writing;

(2)      been guilty of a willful breach of the terms of this Agreement;

(3)      demonstrated gross negligence or willful misconduct in the execution of his material assigned duties;

(4)      been convicted of a felony or other serious crime;

(5)      engaged in fraud, embezzlement or other illegal conduct to the detriment of USPB;

(6)      intentionally imparted confidential information relating to USPB to a third party, other than in the course of carrying out CEO’s duties, which as resulted in material damage to USPB; or

(7)      otherwise fails to reasonably perform his duties and obligations as contemplated under this Agreement.

(d)      Termination By USPB Other Than For Cause, Death, Or Disability.  If the circumstances set forth above in Sections 4(a), [Permanent Disability] 4(b) [Death] have not occurred and CEO has not been terminated under Section 4(c), USPB may terminate CEO’s employment for any reason or no reason and with or without cause upon thirty (30) days prior written notice to CEO.

(e)       Termination By CEO Other Than For Good Reason.  CEO may terminate his employment under this Agreement for any reason or no reason upon thirty (30) days prior written notice to USPB.

(f)        Termination By CEO For Good Reason.  CEO may terminate his employment immediately at any time for good reason (as hereinafter defined) upon written notice to USPB.  For purposes of this Subsection, “good reason” shall mean the occurrence of any of the following:

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2013-2015

(1)      a significant reduction or adverse alteration in the duties, authorities or responsibilities as CEO;

(2)      a significant reduction by USPB in CEO’s incentive compensation as provided in this Agreement; or

(3)      a material and willful breach by USPB of any of its obligations to CEO under this Agreement.

5.         Compensation Upon Termination.

(a)      Termination Upon Death Or Permanent Disability.  If CEO’s employment is terminated pursuant to Section 4(a) [Permanent Disability] or 4(b) [Death] above, CEO shall be entitled to, and USPB’s obligation under this Agreement shall be limited to:

(1)      the payment of salary accrued under Section 3(a) [Annual Salary] to the date of the termination plus continued monthly payment of salary under Section 3(a) [Annual Salary] through the date (“Deemed Termination Date”) that is the earlier of the first anniversary of the termination or the Expiration Date;

(2)      if termination occurs under Section 4(a) [Permanent Disability], provision of fringe benefits listed in Section 3(g), through the Deemed Termination Date, but excluding vacation pay, personal and sick days, vehicle, telecommunications, and 401K contributions, (subject to any necessary consent of applicable insurers which, if consent is not obtained within 30 days after termination, then the cash value of the monthly premiums at the date of termination shall be paid to CEO in equal monthly payments), through the Deemed Termination Date;

(3)      payment of the Annual Incentive in the amounts and at the times provided under Section 3(c) [Annual Incentive] through the employment year in which the Deemed Termination Date occurs pro-rated for the last employment year based upon the period through the Deemed Termination Date;

(4)      payment of the Long-Term Incentive is as provided in Section 3(d)(1) [Long Term Incentives] (less any amounts paid) that would have accrued if the CEO had remained employed under this Agreement through the Deemed Termination Date, with payments to be made at the same times specified in Section 3(d)(2);

(5)      payments under this Section 5(a)(3), and (4) are subject to the Incentive Cap under Section 3(b).

(b)      Termination By USPB For Cause Or By CEO For Other Than Good Reason.  If CEO’s employment is terminated by USPB pursuant to Section 4(c) [For Cause] above, or if CEO terminates his employment pursuant to Section 4(e) [By CEO For Other Than Good Reason] above, USPB’s obligation under this Agreement shall be limited to the payment of salary accrued under Section 3(a) [Annual Salary] to the date of the termination, and the payment of noncompetition compensation under Section 5(d) [Noncompetition Compensation], unless CEO is terminated pursuant to Section 4(c)(4) [Felony or Serious Crime] or Section 4(c)(5) [Fraud, Embezzlement, Illegal Conduct] in which case noncompetition compensation will not be paid.

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2013-2015

(c)       Termination By USPB Other Than For Cause, Death or Disability; Termination By CEO For Good Reason.  If CEO’s employment is terminated pursuant to Section 4(d) [Other than For Cause, Death, Or Disability] or 4(f) [By CEO For Good Reason] above, CEO shall be entitled to, and USPB’s obligation under this Agreement shall be limited to:

(1)      the payment of the salary accrued under Section 3(a) [Annual Salary] to the date of the termination plus continued monthly payment of salary under Section 3(a) through the Expiration Date;

(2)      provision of fringe benefits listed in Section 3(g) [Other Benefits, Vacation, etc.] through the Expiration Date, but excluding vacation pay, personal and sick days, vehicle, telecommunications, and 401K contributions, (subject to any necessary consent of applicable insurers which, if consent is not obtained within 30 days after termination, then the cash value of the monthly premiums at the date of termination shall be paid to CEO in equal monthly payments);

(3)      payment of the Annual Incentive in the amounts and at the times provided under Section 3(c) as if CEO has remained employed through the Expiration Date;

(4)      payment of the Long-Term Incentive at the amounts provided in Section 3(d)(1) (less any amounts paid) that would have accrued if the CEO had remained employed under this Agreement through the end of employment year 2015, with payments to be made at the same times specified in Section 3(d)(2);

(5)      payments under this Section 5(c)(3) and (4) are subject to the Incentive Cap under Section 3(b); and

(6)      payment of the noncompetition compensation under Section 5(d).

(d)      Noncompetition Compensation.  In the event that CEO’s employment is terminated (including by expiration of this Agreement), other than by death or permanent disability under Section 4(a) [Permanent Disability] or death under Section 4(b) [Death] or for cause under Sections 4(c)(4) [Felony or Serious Crime] or 4(c)(5) [Fraud, Embezzlement], and CEO is not employed by USPB, then USPB shall provide noncompetition compensation for: (1) each of the twelve (12) months first following the termination of employment of CEO with USPB (“USPB Noncompetition Payments”), provided USPB may terminate the USPB Noncompetition Payments prior to the end of the twelve month period if the Board of Directors determines the CEO violated the noncompetition restriction in Section 6(a) or any of the remaining obligations under Section 6.  The period in which noncompetition compensation is provided, from start to expiration or earlier termination for the USPB Noncompetition Payments, is the “Noncompetition Period.”  Noncompetition compensation shall be paid during the Noncompetition Period as follows:

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2013-2015

(1)      Monthly Payments.  USPB shall pay CEO an additional month’s salary in an amount equal to the annual salary under Section 3(a) [Annual Salary] that would be paid to CEO under this Agreement if CEO was employed or CEO’s annual salary at the time of termination, whichever is greater, divided by twelve (12), which payments shall be paid at normal salary payment intervals in effect for USPB’s management personnel at the date of termination; and

(2)        Group Benefits.  USPB shall also provide to CEO the benefits provided to other employees of USPB such as group medical, life, disability, and accidental death and dismemberment insurance, but excluding paid vacations, personal and sick days, allowances, telecommunications equipment or services, expense reimbursement (except on prior written approval), or 401K contributions, subject to any necessary consent of applicable insurers.  If the consent of the applicable insurers is not received within 30 days or in the event any applicable law or any benefit plan referred to in Section 3(g) prohibits or otherwise precludes the provision of the benefits to CEO, the cash value of the current premiums will be distributed to CEO in equal monthly payments during the Noncompetition Period. The value of any prohibited or precluded benefits shall be equal to the sum of the amount of premium, payment, or contribution that USPB would have made on behalf of the CEO for the benefits during the Noncompetition Period.

6.         Certain CEO Covenants.  CEO expressly covenants and agrees to and with USPB as set forth in this Section:

(a)      Noncompetition.  CEO recognizes and acknowledges that he has knowledge of USPB and its affiliates (including National Beef Packing Company, LLC and entities owned or controlled by National Beef Packing Company, LLC and its affiliates), their operations, strategies and plans (collectively the “Affiliates”) which was acquired during his employment with USPB.  During the Term and for a period of twelve (12) months after the termination of the CEO’s employment with USPB, CEO shall not, without the written consent of USPB, within the United States of America, participate through management or control or consult or be employed by any business or enterprise, other than USPB and its Affiliates, which is engaged in the beef packing or processing industry that involves any business activity that competes with the business of USPB and its Affiliates.

(b)      Confidential Information.  CEO recognizes the interests of USPB and its Affiliates in maintaining the confidential nature of its respective proprietary information.  CEO shall not, during the Term or at any time after the termination of employment with the USPB, in any manner that does not promote the interests of USPB and its Affiliates, directly or indirectly, publish, disclose or use, or authorize anyone else to publish, disclose or use, any secret, confidential or proprietary information of USPB, or its Affiliates which USPB and its Affiliates intend to be maintained as confidential information that is in the public domain through no fault of CEO, which is information acquired by CEO in connection with CEO’s employment with USPB or work with the USPB prior to the date of this agreement and relates to any aspect of the operations, activities, research, investigations or obligations of USPB, or its Affiliates, including confidential material or information relating to the business, customers, suppliers, trade or industrial practices, trade secrets, technology, know-how or intellectual property of USPB and its Affiliates (collectively, the “Confidential Information”). Confidential Information does not include all records, files, data, documents and the like relating to suppliers, customers, costs, prices, systems, methods, personnel, equipment and other materials relating to USPB, or the its Affiliates (including, but not limited to, the Confidential Information), shall be and remain the sole property of USPB or its Affiliates.  Any disclosure of Confidential Information by the CEO shall include appropriate protection for the type of information to protect USPB’s interests in the Confidential Information.  Upon termination of CEO’s employment with USPB, CEO shall not remove from USPB’s premises, or retain, any of the Confidential Information materials described in this Section.

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2013-2015

(c)       Return of Information.  Upon termination of CEO’s employment with USPB for whatever reason, CEO shall return to or leave all Confidential Information with USPB and its Affiliates, without making or retaining copies of the Confidential Information, including all documents, records, notebooks and other repositories containing Confidential Information.

(d)      Breach of Covenants.  If CEO breaches any of the covenants and agreements contained in this Section 6, then, in addition to any other rights or remedies of USPB, USPB shall have at its option the following specific rights and remedies: (1) CEO’s right to any payments pursuant to Section 5(d) [Noncompetition Compensation] may be terminated by USPB; (2) USPB shall have the right to enforce any legal or equitable remedy (including injunctive relief) that may be available to USPB; and (3) USPB shall be entitled to relief as necessary to remedy any willful breach of the covenants and agreements under this Section that injures USPB or National Beef Packing Company, LLC or its affiliates.

(e)       Covenants Survive Termination.  Except to the extent otherwise expressly limited to a restricted period in Section 6(a) [Noncompetition], all covenants and provisions contained in this Section 6 shall survive any termination of CEO’s employment with Company.

7.         Indemnification.

(a)      Indemnified Claims.  USPB shall, to the extent not expressly prohibited by the Delaware Limited Liability Company Act as set forth in the Delaware Code commencing with Section 18-101 of the Delaware Code, indemnify CEO against reasonable expenses, including attorneys' fees, and against loss or liability incurred by or asserted against CEO in a legal matter or proceeding in which CEO is a party or is threatened to be made a party because CEO is, or was, an officer or employee of USPB or an affiliate of USPB (specifically including, but not limited to, any acts of the CEO related to affiliates of USPB, National Beef Packing Co., LLC and its affiliates, with USPB and all of these entities referred to as “USPB Entities”).  USPB’s obligation to indemnify and hold harmless includes, but is not limited to, all pending and future litigation and claims against the USPB Entities, its officers, employees and directors which may impose liability on CEO including those claims against the USPB Entities, and claims relating to investigations relating to tort claims against the USPB Entities, deceptive trade practices and anti-competitive conduct of the USPB Entities, or their officers, employees and directors. The expenses against which CEO is indemnified include, but are not limited to, all reasonable attorney fees and other costs associated with legal representation for representation and costs that are not reasonably covered by the USPB Entities.  USPB shall advance amounts to cover expenses, or pay expenses, that are included in the foregoing indemnity, upon request from the CEO. These indemnification rights shall not be deemed to exclude any rights to which the CEO may otherwise be entitled.   The foregoing right to indemnification shall:  (1) inure to the CEO whether or not he is an officer or employee of the USPB Entities at the time the liability or expenses are asserted, imposed or incurred and whether or not the claim asserted is based on matters which pre-date this Indemnification Agreement; and (2) extend to the CEO's heirs and legal representatives in the event of the CEO's death.

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2013-2015

(b)      Exclusions from Indemnification.  The right to indemnification in Section 7(a) does not include any liability or expense relating to a matter in which the CEO is finally adjudged to have breached or failed to perform a duty that CEO owes to the USPB Entities and the breach or failure to perform constitutes any of the following:  (1) a willful failure to deal fairly with the USPB Entities, or USPB or its members in connection with a matter in which the CEO has a material conflict of interest; (2) a violation of the criminal law, unless the CEO had reasonable cause to believe that CEO’s conduct was lawful or no reasonable cause to believe that CEO’s conduct was unlawful; (3) a transaction from which the CEO derived an improper personal profit; or (4) willful misconduct.   Determination of whether the CEO is entitled to the indemnification provided for above shall be made as provided in the Delaware Limited Liability Company Act.

(c)       Insurance.  USPB further agrees that during the term of employment and for a period of six (6) years after termination of employment, USPB shall maintain in full force and effect a director’s and officer’s insurance policy insuring the CEO against liability asserted and incurred by the CEO in the CEO’s capacity as an officer, manager, employee or agent of USPB Entities or arising from the CEO’s status as an officer, manager, employee or agent of USPB Entities.  The insurance shall be in  amounts and contain terms and conditions as are reasonable and customary for a company of the size and scope of USPB participating in the industry and business in which USPB is engaged, all as determined by the mutual agreement of USPB and the CEO.

(d)      Claims After Termination of Employment.  If CEO is no longer employed by USPB and existing or new claims are made against USPB Entities or the CEO, the CEO shall be paid (at a daily rate equal to CEO’s Base Salary at the time of termination divided by 260) for all time spent as a witness, for depositions, and similar pre-approved claim-related expenses to defend against an indemnified claim.  The USPB Entities shall promptly make information of USPB Entities available to CEO to defend the claims which may impose liability on CEO.

8.         Other Provisions.

(a)      Successors and Assigns.  This Agreement shall be binding on and inure to the benefit of any successor of USPB.  Any successor shall absolutely and unconditionally assume all of USPB’s obligations under this Agreement.

(b)      Disputes.  Any dispute, controversy or claim for damages arising in connection with this agreement shall be settled exclusively by arbitration in Kansas City, Missouri, at a location designated by USPB by an arbitrator selected by the parties and in accordance with the rules of the American Arbitration Association then in effect.  The parties shall share equally the expenses of arbitration, unless otherwise agreed.

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2013-2015

(c)       Governing Law.  The validity, interpretation, construction, performance, enforcement and remedies relating to this agreement and the rights and obligations of the parties shall be governed by the substantive laws of the state of Missouri.

(d)      Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the CEO and USPB in reference to all matters in this Agreement.  This Agreement replaces and rescinds any prior agreements or understandings between CEO and USPB.

CEO /s/ Stanley D. Linville_______________ Stanley D. Linville	U.S. PREMIUM BEEF, LLC By: /s/ Mark R. Gardiner Mark Gardiner, Chair Board of Directors Date: November 23, 2012

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2013-2015

EXHIBIT A

COMPENSATION EXAMPLE

USPB CEO Compensation Plan			Exhibit A
CEO

Contract Through 12/31/2015	2013	2014	2015	Total

USPB Total Benefits (Inc + Grid Prem)	$45,000,000	$45,000,000	$45,000,000	$135,000,000

Base Annual Salary	$300,000	$300,000	$300,000	$900,000

Annual Incentive .75% over $25 mm Ben.	$150,000	$150,000	$150,000	$450,000

Long Term Incentive Plan .50% over $75

Total Incentive	$150,000	$150,000	$450,000	$750,000

			Annual Ave.	$250,000
Maximum 3-year average annual incentive compensation of $450,000.

Total Benefits	The sum of audited fiscal year-end USPB earnings before tax and fiscal year USPB grid premiums.

Grid Premiums	The net sum of all USPB member grid premiums and discounts calculated through the USPB grid taking into account all calculators including but not limited to base price, dressing percent, quality grade, outlier cattle and other specific categories less the base price calculator excluding any set base price premium. (Example, 25 cents over the western Kansas reported USDA average, average, 25 cents would be added in to the net grid premium.)

1000 Additional Phantom Units

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